Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS SECOND-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., April 15, 2008 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced financial results for the second quarter ended March 29, 2008. Net earnings for the quarter were $6.9 million, or $0.39 per diluted share compared with $4.9 million, or $0.27 per diluted share for the same period last year. Net sales for the quarter increased 3.3% to $77.3 million from $74.8 million last year. Shipments decreased 6.5% while average selling prices rose 10.6%.
For the six-month period ended March 29, 2008, earnings from continuing operations were $11.1 million, or $0.62 per diluted share compared with $10.9 million, or $0.59 per diluted share in the prior year. Net sales for the six-month period decreased 0.9% to $143.2 million from $144.5 million last year. Shipments decreased 6.3% while average selling prices increased 5.8%.
“Insteel posted strong financial results for the second quarter, particularly in view of the unprecedented escalation in raw material costs and the weak demand that we experienced in certain of our markets,” said H.O. Woltz III, Insteel’s president and chief executive officer. “During the quarter, we implemented price increases sufficient to recover these additional costs and benefited from the consumption of lower cost material from inventory. Our shipment performance continued to be mixed, characterized by relatively strong demand for products primarily used in nonresidential construction and weak demand from customers with greater exposure to the housing market.”
Gross profit for the quarter increased to $15.8 million (20.4% of net sales) from $12.4 million (16.5% of net sales) a year ago due to the higher average selling prices which more than offset higher raw material costs, lower shipments and higher unit conversion costs. Most of the Company’s manufacturing facilities continued to operate on reduced schedules during the quarter in response to the soft demand.
Operating activities of continuing operations provided $6.8 million of cash during the quarter while using $10.0 million a year ago primarily due to the year-over-year changes in net working capital together with the increase in earnings. Net working capital used $3.1 million of cash while using $15.7 million a year ago largely due to the $14.6 million decrease in accounts payable and accrued expenses in the prior year that resulted from the reduction in raw material purchases from the levels earlier in the year. The strong operating cash flow for the quarter enabled the Company to repurchase 697,813 shares or $6.2 million of common stock under its share repurchase authorization, fund $1.3 million of capital expenditures, pay $0.5 million of dividends and end the quarter debt-free with $17.7 million of cash, unchanged from the previous quarter-end. Capital expenditures through the first six months of fiscal 2008 were $6.2 million and are currently expected to total $10.0 million for the year, although the actual amount is subject to change based on adjustments in project timelines or scope, future market conditions, the Company’s financial performance and additional growth opportunities that may arise.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Commenting on the outlook for the remainder of fiscal 2008, Woltz said, “We expect business conditions to remain challenging as the ongoing weakness in new home construction and the overall economy begin to have a more pronounced impact on our primary demand driver, nonresidential construction. In addition, we anticipate a continuation of the upward spiral in our raw material costs. Prices for steel wire rod, our primary raw material, have risen to record high levels driven by tight supply conditions in the domestic market resulting from limited import availability together with the continued surge in scrap and other raw material costs for steel producers. Although we have managed thus far to recover these additional costs in our markets, going forward it could become increasingly difficult for us to do so should we experience a significant softening in demand.
“In the face of these challenges, we continue to focus on those factors that we can control: managing our expenses and working capital, closely aligning our operating schedules with customer demand and responding quickly to any changes that occur, and continuing to improve the productivity levels of our manufacturing facilities and our selling and administrative activities. With the significant capital projects we have undertaken essentially complete, we are confident that the investments we have made to upgrade and expand our facilities ideally position us to capitalize on future growth in demand and achieve significant cost reductions as market conditions improve and operating levels rise.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s second-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, ESM and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 29, 2007, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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Insteel Industries, Inc.

It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increased spending for nonresidential construction; the severity and duration of the downturn in residential construction activity, the impact on those portions of the Company’s business that are correlated with the housing sector and the probable impact on commercial construction; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 29, 2007.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Net sales	$77,260	$74,766	$143,240	$144,482
Cost of sales	61,473	62,408	116,833	118,500

Gross profit	15,787	12,358	26,407	25,982
Selling, general and administrative expense	5,165	4,593	9,252	8,836
Other income, net	(57)	(32)	(76)	(50)
Interest expense	152	154	310	296
Interest income	(236)	(70)	(443)	(260)

Earnings from continuing operations before income taxes	10,763	7,713	17,364	17,160
Income taxes	3,871	2,769	6,241	6,285

Earnings from continuing operations	6,892	4,944	11,123	10,875
Earnings (loss) from discontinued operations net of income taxes of $16, ($20), $12 and ($116)	26	(31)	19	(183)

Net earnings	$6,918	$4,913	$11,142	$10,692

Per share amounts:
Basic:
Earnings from continuing operations	$0.40	$0.27	$0.63	$0.60
Earnings (loss) from discontinued operations	—	—	—	(0.01)

Net earnings	$0.40	$0.27	$0.63	$0.59

Diluted:
Earnings from continuing operations	$0.39	$0.27	$0.62	$0.59
Earnings (loss) from discontinued operations	—	—	—	(0.01)

Net earnings	$0.39	$0.27	$0.62	$0.58

Cash dividends declared	$0.03	$0.03	$0.06	$0.06

Weighted average shares outstanding
Basic	17,503	18,136	17,762	18,125

Diluted	17,647	18,299	17,918	18,293

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 29,	September 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$17,652	$8,703
Accounts receivable, net	33,411	34,518
Inventories	55,308	47,401
Prepaid expenses and other	2,361	4,640

Total current assets	108,732	95,262
Property, plant and equipment, net	70,344	67,147
Other assets	6,467	7,485
Non-current assets of discontinued operations	3,635	3,635

Total assets	$189,178	$173,529

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$29,663	$16,705
Accrued expenses	8,037	7,613
Current liabilities of discontinued operations	180	247

Total current liabilities	37,880	24,565
Other liabilities	5,006	4,862
Long-term liabilities of discontinued operations	235	252
Shareholders’ equity:
Common stock	17,468	18,303
Additional paid-in capital	42,277	48,939
Deferred stock compensation	(1,439)	(1,132)
Retained earnings	89,672	79,859
Accumulated other comprehensive loss	(1,921)	(2,119)

Total shareholders’ equity	146,057	143,850

Total liabilities and shareholders’ equity	$189,178	$173,529

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 29,	March 31,
	2008	2007
Cash Flows From Operating Activities:
Net earnings	$11,142	$10,692
Earnings (loss) from discontinued operations	(19)	183

Earnings from continuing operations	11,123	10,875
Adjustments to reconcile earnings from continuing operations to net cash provided by (used for) operating activities of continuing operations:
Depreciation and amortization	3,473	2,614
Amortization of capitalized financing costs	249	249
Stock-based compensation expense	910	606
Excess tax benefits from stock-based compensation	(15)	(59)
Loss on sale of property, plant and equipment	56	—
Deferred income taxes	653	186
Gain from life insurance proceeds	(661)	—
Increase in cash surrender value of life insurance over premiums paid	—	(59)
Net changes in assets and liabilities:
Accounts receivable, net	1,107	1,398
Inventories	(7,907)	(4,503)
Accounts payable and accrued expenses	12,554	(16,464)
Other changes	2,512	(590)

Total adjustments	12,931	(16,622)

Net cash provided by (used for) operating activities — continuing operations	24,054	(5,747)
Net cash used for operating activities — discontinued operations	(65)	(365)

Net cash provided by (used for) operating activities	23,989	(6,112)

Cash Flows From Investing Activities:
Capital expenditures	(6,159)	(7,499)
Proceeds from sale of property, plant and equipment	83	—
Increase in cash surrender value of life insurance policies	(382)	(585)
Proceeds from life insurance claims	1,111	—

Net cash used for investing activities — continuing operations	(5,347)	(8,084)

Net cash used for investing activities	(5,347)	(8,084)

Cash Flows From Financing Activities:
Proceeds from long-term debt	772	11,873
Principal payments on long-term debt	(772)	(7,573)
Cash received from exercise of stock options	38	55
Excess tax benefits from stock-based compensation	15	59
Repurchases of common stock	(8,691)	—
Cash dividends paid	(1,092)	(1,087)
Other	37	189

Net cash provided by (used for) financing activities — continuing operations	(9,693)	3,516

Net cash provided by (used for) financing activities	(9,693)	3,516

Net increase (decrease) in cash and cash equivalents	8,949	(10,680)
Cash and cash equivalents at beginning of period	8,703	10,689

Cash and cash equivalents at end of period	$17,652	$9

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$61	$28
Income taxes	2,557	9,060
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	650	1,489
Issuance of restricted stock	733	763
Declaration of cash dividends to be paid	524	547
Restricted stock surrendered for withholding taxes payable	76	—
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Insteel Industries, Inc.